                                       Filed Pursuant to Rule 424(b)(3) and (c)
                                                     of the Exchange Act of 1934
                                                  Registration Number: 333-48820

                            Dated February 22, 2001

Prospectus Supplement
(to Prospectus dated January 16, 2001 and to Prospectus
Supplements dated January 26, 2001 and February 5, 2001)

                                  $488,750,000

                       Health Management Associates, Inc.

            Convertible Senior Subordinated Debentures due 2020 and Class A Common Stock Issuable Upon Conversion of the Debentures

   This prospectus supplement amends our prospectus dated January 16, 2001 and our prospectus supplements dated January 26, 2001 and February 5, 2001 relating to the sale by certain of our securityholders of up to $488,750,000 in principal amount at maturity of our debentures and shares of our class A common stock issuable upon conversion of the debentures.

   You should read this supplement in conjunction with the prospectus and all previous supplements. Additionally, this supplement is qualified by reference to the prospectus and such previous supplements, except to the extent that the information in this supplement supersedes the information contained in the prospectus and previous supplements.

                            Selling Securityholders

   The following table provides information regarding the principal amount at maturity of debentures owned beneficially by certain selling securityholders, the percentage of outstanding debentures held by such securityholders, and the number of shares of our class A common stock each securityholder would own beneficially upon conversion of its entire principal amount of debentures.

   The table below supplements or amends the table of securityholders contained on pages 32 through 34 of the prospectus and the table contained in the supplements dated January 26, 2001 and February 5, 2001. Accordingly, the information contained in the table supersedes the information in the prospectus and previous supplements with respect to each securityholder listed below. This information was furnished to us by the listed securityholders on or before February 22, 2001.

                                                                   Number of
                                                                   Shares of
                                   Principal Amount                 Class A
                                    at Maturity of  Percentage of Common Stock
                                   Debentures That   Debentures     That May
               Name                  May Be Sold     Outstanding    Be Sold
               ----                ---------------- ------------- ------------
Merrill Lynch, Pierce, Fenner &
 Smith, Inc.......................   $18,628,000        3.81%       550,687
SG Cowen Securities Corporation...     5,500,000        1.13        162,593